Tessera Settlement

December, 2012

Randy Furr, EVP & CFO

Safe Harbor Statement

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include the company's ability to: execute its business strategy; drive new design wins; reduce operating expenses; strengthen customer relations; accelerate the adoption of new products and obtain the anticipated cost savings. Additional risks related to the company's emergence from bankruptcy include: any negative impact on the company's business, results of operations, financial position or cash management arrangements; and the negative impact on relationships with employees, customers, suppliers, contract manufacturers and other stakeholders. In addition, the instability of the global economy and tight credit markets could continue to adversely impact the company's business in several respects, including adversely impacting: the credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company's Securities and Exchange Commission filings, including but not limited to the company's most recent Annual Report on Form 10-K for fiscal 2011 and Quarterly Reports on Form 10-Q. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SPANSION

Tessera Settlement Summary

On December 5th, Spansion and Tessera reached agreement in their dispute pertaining to a pre-petition claim and a post-petition administrative claim that Tessera had against the company.

The agreement was approved by Spansion's claims agent on December 5th and by the bankruptcy court on December 13, 2012.

Spansion had previously set aside a claim to a pool of shares having a nominal value of $130 million for the pre-petition unsecured claim and $4.2 million in cash for the post-petition administrative claim.

The agreement reached was for a $54.4 million for the pre-petition claim and $200,000 for the post-petition administrative claim. The $54.4 million settlement to the unsecured claim equates to approximately 42 cents to the dollar for the total settlement against the total reserves that have been set aside.

SPANSION

Tessera Settlement Financial Impact

This settlement will result in Tessera being entitled to approximately 2.1 million shares of Spansion stock as well as $200,000 in cash payments from Spansion. The shares are already included in Spansion's diluted share count.

In addition, Spansion agreed to purchase the pre-petition claim, or the 2.1 million shares for $24,450,000 which equated to $11.52 per share.

As a result of this settlement, Spansion will release the reserve of $4.2 million for the post-petition administrative claim net of the $200,000 cash payment. This will result in a $4 million benefit to GAAP earnings in Q4 2012.

Spansion will make the $24.65 million cash payment to Tessera before the end of Spansion's fiscal 4th quarter.

SPANSION

Tessera Settlement Impact to Shares Outstanding

In addition, because the disputed claim had a reserve of $130 million and the claim was settled for $54.4 million (42% of the reserve amount) and because Spansion had purchased previous settled claims, Spansion is entitled to receive an additional approximate 1.1 million shares.

The net effect of this transaction is Spansion will retire a total of approximately 3.2 million shares: the combination of the 2.1 million shares purchased for the pre-petition claim plus the approximate 1.1 million additional shares to be received as a result of settling the claim for less than the reserve amount.

The total 3.2 million shares will reduce both the basic shares and the fully diluted shares outstanding in future quarters.

SPANSION®

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